Exhibit 10.1

RESEARCH AGREEMENT

This RESEARCH AGREEMENT (this “Agreement”) is made effective as of January 29, 2007 (the “Effective Date”) by and between ArQule, Inc., a Delaware Corporation, with its principal place of business at 19 Presidential Way, Woburn, MA 01801 (“ArQule”) and Boston Biomedical, Inc., a Delaware corporation, with its principal place of business at 333 Providence Highway, Norwood, MA 02062 (“BBI”).

W I T N E S S E T H:

WHEREAS, ArQule desires that BBI perform certain research on its behalf related to ArQule’s biopharmaceutical drug development programs and BBI is willing to perform such research;

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and undertakings contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE 1

DEFINITIONS

In addition to other terms defined elsewhere in this Agreement, the following terms shall have the following meanings when used herein (any term defined in the singular shall have the same meaning when used in the plural and vice versa, unless stated otherwise):

1.1                                 “Applicable Laws and Regulations” means federal, state and local laws and regulations to the extent the same are applicable to (i) performance of this Agreement, and (ii) the facilities and operations of the Parties.

1.2                                 “ArQule Intellectual Property” shall have the meaning stated in Section 4.1 hereof.

1.3                                 “ArQule Representative” means Stephen A. Hill, the employee of ArQule designated as ArQule’s scientific and technical representative for consultation and communication with BBI and the Principal Investigator regarding the Research Program, and any successor thereto, as indicated by written notice from ArQule to BBI.

1.4                               “Background Technology” means any and all Intellectual Property conceived or reduced to practice in whole or in part, by ArQule, its employees, agents, contractors and/or consultants or otherwise owned, licensed or controlled by ArQule as of the Effective Date, including the patents and patent applications listed on Appendix C.

1.5                                 “BBI Technology” means any and all Intellectual Property conceived or reduced to practice, in whole or in part, by BBI, its employees, agents, contractors and/or consultants

[*] = CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.  CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.  OMITTED TEXT IS INDICATED BY A “*”.

other than in performance of the Research Program, but excluding any ArQule Intellectual Property.

1.6                                 “Intellectual Property” means, collectively, all inventions, discoveries, materials (including Proprietary Materials), data, formulae, databases, information, know-how, processes, methods, specifications, works of authorship, and designations of origin that now exist or later come into being.

1.7                                 “Intellectual Property Rights” means all manner of U.S. and foreign legal protection of rights in and to Intellectual property including patents and patent applications and all reissues, reexaminations, renewals, extensions, divisions, continuations and continuations-in-part of patents and patent applications, trade secrets, property rights, copyrights, trademarks and servicemarks.

1.8                                 “Materials” means any tangible biological, chemical, or physical materials.

1.9                                 “Party” means ArQule or BBI, and “Parties” means ArQule and BBI.

1.10                           “Person” means a natural person, corporation, partnership, trust, joint venture, governmental authority or other entity or organization.

1.11                           “Principal Investigator” means Chiang J. Li, an employee of BBI, who shall have primary responsibility for the performance of the Research Program, and any successor thereto selected in accordance with Section 2.9.

1.12                           “Program Intellectual Property” means all Intellectual Property (including Program Materials, Program Records and enhancements of and improvements to Background Technology) conceived, identified or reduced to practice in whole or in part by either Party individually or by the Parties jointly in the performance of the Research Program, but excluding any BBI Technology.

1.13                           “Program Materials” means Materials that are discovered or developed in whole or in part in the performance of the Research Program.

1.14                           “Program Records” means scientific notes, notebooks and data arising from or directly pertaining to the Research Program.

1.15                           “Proprietary Materials” means confidential or proprietary Materials of ArQule which are furnished by ArQule to BBI in connection with the performance of the Research Program.

1.16                           “Research Program” means the research described in Appendix A to this Agreement relating to ArQule’s drug development programs including work relating to ARQ 171/ARQ 501 mechanistic equivalence; SiRNA rescue for E2F and E2F isoform elevation specificity; mice study reports for studies that are relevant to E2F method of action; and other drug combination studies both in vitro and in vivo for ARQ 197.

1.17                           “Senior Director” means Dr. David Leggett, and any successor thereto designated by the Principal Investigator upon written notice to ArQule.

1.18                           “Term” shall have the meaning stated in Section 6.1 hereof.

1.19                           “Third Party” means any Person that is not a Party to this Agreement.

ARTICLE 2

RESEARCH PROGRAM AND COMPENSATION

2.1                                 Conduct of Research Program.  Commencing on the Effective Date, BBI shall conduct the Research Program.  BBI shall carry out the Research Program under the direction of the Principal Investigator in consultation with the ArQule Representative with respect to the deliverables set forth in Appendix A and in accordance with the terms set forth in Appendix A to this Agreement, provided that the Principal Investigator shall have final authority with respect to the scientific methodology utilized by BBI in performance of the Research Program in accordance with the terms of this Agreement.

2.2                                 Dedicated Personnel. BBI shall commit a total of twenty-eight (28) full-time equivalents (“FTEs”) dedicated solely to the performance of the Research Program pursuant to this Agreement for the period from the Effective Date through May 31, 2007 and twenty-three (23) such FTEs for the period from June 1, 2007 to September 30, 2007.  For purposes of this Agreement, an FTE is the equivalent of the full-time effort (approximately 1700 work hours) of one qualified Person for a period of one year.  The amount payable by ArQule for an FTE on an annualized basis including associated overhead and support costs is approximately *.

2.3                                 Funding and Resources.  Subject to Sections 2.9 and 2.10 hereof, ArQule shall pay BBI for performance of the Research Program during the term of this Agreement in accordance with the payment schedule set forth in Appendix B (the “Payment Schedule”).  ArQule shall also provide research support as the Parties may mutually deem necessary in the form of loaned equipment (the “Loaned Equipment”), Background Technology, Proprietary Materials, and Confidential Information (as defined in Section 5.1).  Loaned Equipment shall include bench-top laboratory and office equipment located at 333 Providence Highway, Norwood, MA 02062 on the Effective Date, other equipment listed in Appendix C and any additional laboratory or office equipment provided to BBI by ArQule during the Term.  At the expiration or earlier termination of this Agreement, and provided BBI shall not be in breach hereof, the ArQule Representative and the Principal Investigator shall negotiate in good faith an agreement on mutually acceptable terms for disposition of Loaned Equipment, if any, that the ArQule Representative decides is surplus to ArQule’s internal requirements (the “Disposition Agreement”), including disposition by sale or lease to BBI of all or a portion thereof on terms which reflect fair market value of the Loaned Equipment.  All Loaned Equipment which is not subject to the Disposition Agreement shall be returned to ArQule upon the expiration or earlier termination of this Agreement.  Indicated on Appendix C are items of equipment which the Parties currently expect will be surplus to ArQule’s internal requirements at the expiration or earlier termination of this Agreement; provided, however, that such indication shall not be binding upon the Parties. For purposes of clarity, any equipment which is purchased by BBI during the Term shall remain BBI’s property following termination or expiration of this Agreement.

2.4                                 Limited Use License.  Except as otherwise prohibited by the terms of any agreement by virtue of which ArQule acquired rights in Background Technology, ArQule hereby grants to BBI a non-exclusive, worldwide, royalty-free license, coterminous with this Agreement, under ArQule’s rights to Background Technology and/or Program Intellectual Property solely to perform BBI’s obligations under this Agreement.                         ArQule and BBI will cooperate to obtain the consent of any third party necessary to permit BBI to use the Background Technology including the licenses listed in Appendix D.

2.5                                 Transitional Services.  ArQule will provide transitional services, including administrative, electronic security and information technology services to BBI for up to thirty (30) days (or less if requested by BBI and more if mutually agreed by the Parties) after the Effective Date.  Such services will be provided at a cost equal to the direct out-of-pocket cost to ArQule and the amount thereof will be deducted from the next occurring Fixed Payment.

2.6                                 Third-party Support; Research Support.  If deemed necessary or advisable by mutual agreement of the Parties in connection with the Research Program, ArQule shall continue to permit BBI to utilize during the Term the services of commercial and institutional research facilities with which it has service contracts prior to the Effective Date, and any new service contracts entered into by ArQule during the Term, provided that, such utilization shall be coordinated by, and undertaken only with the prior approval of, the ArQule Representative and any incremental cost of such use shall be borne by BBI.

2.7                                 Payments.  Subject to Sections 2.9 and 2.10 hereof, ArQule shall make periodic payments in advance to BBI as set forth in the Payment Schedule (each, a “Fixed Payment”) and contingent payments as set forth in the Payment Schedule upon successful accomplishment of research goals and production of deliverables as specified in the Research Plan (each, a “Performance Payment”).  All payments shall be paid in U.S. Dollars by check or electronic transfer, as set forth in the Payment Schedule, or by such other method mutually agreed upon by the Parties.

2.8                                 Principal Investigator.  The Principal Investigator shall devote such of his time and attention to his duties under the Research Program as shall be reasonably necessary to the performance of the Research Program; provided, however, that upon designation by Principal Investigator, the Senior Director shall have full authority to communicate with ArQule and to manage the day-to-day performance of the Research Program.  If the Principal Investigator terminates his service with BBI or otherwise becomes unavailable to work on the Research Program for any reason for a period of time which would, in the reasonable judgment of ArQule, materially and adversely affect the performance of the Research Agreement, BBI may conduct the Research Program through a replacement Principal Investigator with comparable training and experience, provided that:  (i) BBI shall promptly notify ArQule of the termination or unavailability of the Principal Investigator; and (ii) ArQule shall have the right to approve any replacement Principal Investigator proposed by BBI.  Notwithstanding the foregoing, based on the work remaining to be completed in connection with the Research Program and the expertise required to complete such work, ArQule shall have the right to reject any proposed replacement Principal Investigator and cause this Agreement to be terminated in accordance with Section 6.3.

2.9                                 Offset; Liability for Overpayment.  In the event ArQule makes or becomes obligated to make any payment on behalf of BBI, whether as a result of BBI’s failure to pay or due to contractual or employment relationships existing as of the Effective Date, ArQule shall be entitled to a credit for any such payment and may deduct the amount of such payment from any subsequent Fixed or Performance Payment due from ArQule to BBI hereunder.  In the event BBI is unable for any reason to provide the number of FTEs specified in Section 2.2, ArQule shall continue to make the Fixed Payments; provided, however, that a portion of each such Fixed Payment (the “Earmarked Amount”) shall be used solely for the acquisition of third-party products and services in furtherance of the Research Program so as to compensate for the reduction in the number of FTE’s working on the Research Program or, if not so used, shall be refunded to ArQule.  The Earmarked Amount shall be equal to the actual direct labor costs, fringe benefits and consumable expenses of BBI personnel whose termination of employment or other unavailability cause the number of FTEs engaged in the Research Program to fall below the number specified in Section 2.2.   At the end of each month during the Term, BBI will advise ArQule of unscheduled changes in the number of FTEs involved in the Research Program so as to permit calculation of Earmarked Amounts to be included in future Fixed Payments.  If ArQule is entitled to credits, deductions or refunds under this Section which exceed the amounts payable by ArQule hereunder, BBI shall be liable for and ArQule shall be entitled to collect the amount of such excess from BBI.

2.10                           Reduction in FTEs.  Notwithstanding any other provision of this Agreement if, at any time during the Term, the number of FTEs engaged in performance of the Research Agreement is fewer than sixteen (16), the ArQule Representative and the Principal Investigator shall meet to discuss the effect of such reduction in staffing on performance of this Agreement.  If the ArQule Representative concludes, or the Principal Investigator informs him, that the Research Program cannot be carried out in accordance with the terms of this Agreement, the Parties shall attempt to agree upon amendments to the performance and payment terms hereof.  If the Parties are unable to agree, either Party, in addition to any other remedies available to it at law or in equity, may terminate this Agreement.

ARTICLE 3

RECORDS, REPORTS AND ACCESS

3.1                                 Agreement Records. BBI shall keep and maintain during the Term and for a period of three (3) years thereafter complete, accurate and authentic (i) financial and business records, (ii) Program Records in accordance with ArQule notebook policy and in a manner suitable for establishing appropriate Intellectual Property Rights, and (iii) other records regarding Intellectual Property suitable for establishing the respective Intellectual Property Rights of the Parties therein.  The records referred to in clauses (i)-(iii) directly pertaining to funding, staffing, performance or outsourcing of the Research Program including laboratory notebooks of BBI (collectively, the “Agreement Records”) shall, upon reasonable prior notice from the ArQule

Representative, be available for inspection, auditing, and copying during regular business hours by ArQule personnel designated by the ArQule Representative, subject to the confidentiality provisions of Article 5 below.

3.2                                 Reports.

(a)  BBI shall produce the reports specified as deliverables in Appendix A in a timely manner.  All reports and supporting data shall be delivered in electronic format to the “E-Room” established by ArQule for that purpose to which BBI shall be granted access.

(b)  In addition to such specified reports, BBI shall, within thirty (30) days after the end of each calendar quarter during the Research Program, provide the ArQule Representative with a written research progress report containing a description, in summary format, of the research and development work performed under this Agreement through the date of the report and the results thereof if not otherwise covered under the specified reports.  Such reports shall indicate the specific duties and projects to which FTEs were assigned.

3.3                                 Access and Communication.  If ArQule identifies any reasonable scientific concerns with respect to BBI’s conduct of the Research Program, the ArQule Representative and/or other ArQule employees or representatives identified by the ArQule Representative may, as soon as mutually convenient during regular business hours (but in no event more than four (4) business days after notice to BBI) visit and inspect BBI’s facilities utilized in the performance of the Research Program and examine, audit, and copy the Agreement Records to determine compliance by BBI with the stated objectives of the Research Program, BBI’s achievement of deliverables thereunder, and relevant staffing and outsourcing issues, subject to the confidentiality provisions of Article 5 below.  The Principal Investigator or Senior Director and the ArQule Representative shall communicate regarding performance of the Research Program informally by telephone or electronic mail on a weekly basis or less frequently upon mutual agreement.

ARTICLE 4

OWNERSHIP OF INTELLECTUAL PROPERTY

4.1                                 Ownership. ArQule shall solely and exclusively own all: (i) Intellectual Property conceived or reduced to practice solely by or for ArQule by ArQule’s employees, agents, contractors and/or consultants, excluding BBI, whether in connection with the Research Program or otherwise; (ii) Proprietary Materials; (iii) Background Technology; (iv) Program Intellectual Property; and (v) Intellectual Property which constitutes an enhancement of or improvement to the Background Technology or the Program Intellectual Property and which is conceived or reduced to practice by BBI’s employees, agents, contractors and/or consultants during the three (3) years following expiration or earlier termination of this Agreement (clause (i) through (v), collectively, the “ArQule Intellectual Property”).  BBI shall solely and exclusively own all BBI Technology.

4.2                                 Disclosure.  Any potentially significant ArQule Intellectual Property shall be promptly disclosed by BBI in writing to the ArQule Representative for ArQule’s evaluation.  Such written disclosure shall contain sufficient scientific and technical detail to convey a reasonable understanding of the nature, purpose and characteristics of such Intellectual Property and form a basis, if appropriate, for applying for, obtaining and perfecting Intellectual Property Rights.

4.3                                 Assignments.

(a)   BBI shall cause its employees, agents, contractors and consultants to assign to BBI their rights to any and all ArQule Intellectual Property.

(b)  BBI shall assign, transfer and convey, and hereby assigns, transfers and conveys to ArQule, all of its rights, title, and interests in and to ArQule Intellectual Property.  Whenever requested to do so by ArQule, BBI will execute any and all applications, assignments, or other instruments and give testimony which ArQule shall deem necessary to apply for, obtain and perfect its Intellectual Property Rights in and to such ArQule Intellectual Property.  ArQule may utilize such ArQule Intellectual Property to make, have made, use, sell, have sold, offer to sell, and/or import any products or otherwise to practice any process for any lawful purpose.  ArQule shall have no obligation to account for or make any payments of any nature to BBI for its utilization of such ArQule Intellectual Property and such enhancements and improvements other than the Fixed and Performance Payments set forth in the Payment Schedule.

(e)  No Implied Licenses.  Except to the extent specifically and expressly provided, nothing in this Agreement is intended to or shall be interpreted as granting to a Party any license to or any rights, title or interest in or under any Intellectual Property that is or that comes to be owned by or licensed to the other Party, whether subordinate or dominant to any other Intellectual Property.

ARTICLE 5

CONFIDENTIALITY; PROPRIETARY MATERIALS

5.1                                 Confidential Information.  Each Party (the “Receiving Party”) shall keep, and cause its directors, officers, employees, advisers, agents, contractors and sources of capital (“Representatives”) to keep strictly confidential any information disclosed by the other Party (the “Disclosing Party”) or otherwise made available to the Receiving Party concerning the Research Program or otherwise concerning the business, operations, or Intellectual Property of the Disclosing Party (whether in written media or otherwise) (“Confidential Information”).  “Confidential Information” shall not include information which the Receiving Party can demonstrate by clear and convincing evidence:  (a) subsequently to the Effective Date becomes generally available to the public other than as a result of disclosure thereof by the Receiving Party; (b) subsequently to the Effective Date is lawfully received by the Receiving Party on a nonconfidential basis from a Third Party that is not itself under any obligation of confidentiality or nondisclosure to the Disclosing Party or any other Person with respect to such information; or (c) subsequently to the Effective Date is independently developed by the Receiving Party without use of or reference to the Confidential Information of the Disclosing Party.  For avoidance of doubt and notwithstanding anything to the contrary contained herein, all information concerning the ArQule’s research and development programs or otherwise concerning its business, operations, or Intellectual Property in the possession of, or otherwise know to, BBI’s employees, agents, consultants or representatives as a result of any employment or other relationship with ArQule on or prior to the Effective Date and which is not exempted confidential treatment under the terms of their agreements, if any, with ArQule shall be and remain Confidential Information of ArQule and its exclusive property.

5.2                                 Nondisclosure.  The Receiving Party shall use Confidential Information solely for the purposes of this Agreement and the transactions contemplated hereby and may only disclose Confidential Information to those of its Representatives whose duties reasonably require them to have access to such Confidential Information, provided that such Representatives are bound by agreements containing obligations of confidentiality and restrictions on use at least as stringent as those contained in this Agreement.  Upon the expiration or termination of this Agreement, or earlier at the request of the Disclosing Party, the Receiving Party shall return to the Disclosing Party all originals, copies and summaries of documents, materials and other tangible manifestations of Confidential Information in the possession or control of the Receiving Party, except that the Receiving Party may retain one copy of the Confidential Information in the possession of its legal counsel solely for the purpose of monitoring its obligations under this Agreement.  Each Party shall be liable to the other for any disclosure of Confidential Information by it or its Representatives not permitted by this Agreement.

5.3                                 Confidentiality of Agreement.  Except as otherwise set forth in this Agreement, each Party shall maintain the confidentiality of all terms and conditions contained in this Agreement as well as the existence of the Agreement itself and, without the prior consent of the other Party which consent shall not be unreasonably withheld, delayed or conditioned, neither Party shall make any press release or other public announcement disclosing this Agreement, any of its terms and conditions or the identity of the other Party or otherwise disclose the same to any Third Party (other than to its Representatives whose duties require familiarity with this Agreement), except for such disclosures (a) as may be required by Applicable Laws and Regulations, in which case the Party making disclosure shall provide the other Party with prompt advance notice of such disclosure so that the other Party has the opportunity if it so desires to seek a protective order or other appropriate remedy; (b) as are included in any registration statement, prospectus, offering memorandum, periodic report or other document or filing required to comply with relevant securities laws; or (c) which are restatements of previously approved disclosures.

5.4                                 Proprietary Materials.

(a)  BBI shall use the Proprietary Materials only in compliance with all applicable Laws and Regulations.  BBI shall not use the Proprietary Materials in any in vivo experiments on human subjects.  BBI shall not transfer any Proprietary Materials to any Third Party without the prior written consent of the BBI.

(b)  Any Proprietary Materials that are furnished to BBI pursuant to this Agreement are provided for experimental purposes and may have hazardous properties.  ARQULE MAKES NO WARRANTY, EXPRESS OR IMPLIED, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR THAT THE USE OF THE BACKGROUND TECHNOLOGY AND THE PROPRIETARY MATERIALS WILL NOT INFRINGE ANY INTELLECTUAL PROPERTY RIGHTS OF A THIRD PARTY, OR ANY OTHER WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO THE PROPRIETARY MATERIALS AND THE BACKGROUND TECHNOLOGY.

(c)  Return.  Upon the expiration or earlier termination of this Agreement, the Recipient shall, as directed by ArQule, either destroy or return to ArQule any unused Proprietary Materials.

5.6                                 Survival.  The confidentiality and nondisclosure obligations of this Article 5 shall survive the expiration or earlier termination of this Agreement and remain in effect for a period of seven (7) years following the expiration or termination of this Agreement.

ARTICLE 6

TERM AND TERMINATION

6.1                                 Term.  This Agreement shall remain in full force and effect from the Effective Date through September 30, 2007 (the “Term”), unless terminated sooner in accordance with Sections 6.2 or 6.3 below.

6.2                                 Rights of Termination of Either Party.  In the event that either Party commits a material breach of its obligations under this Agreement and fails to cure that breach within thirty (30) days after receiving written notice thereof or if more than thirty (30) days is reasonably required, is not diligently undertaking remedial action, the other Party may terminate this Agreement effective upon expiration of such thirty-day cure period.

6.3                                 Special Right of Termination.  In addition to its right set forth in Section 6.2, ArQule may terminate this Agreement by giving written notice of such termination to BBI if (a) the conditions for termination arise as set forth in Section 2.8, but only upon thirty (30) days’ prior notice and then only if within such thirty (30) day period, BBI is unable to identify a candidate with the training and experience reasonably necessary to serve as the Principal Investigator of the Research Program; or (b) (i) BBI shall admit in writing its inability to pay its debts generally or make a general assignment for the benefit of creditors,  (ii) any proceeding shall be instituted by or against BBI (which is not dismissed within sixty (60) days) seeking to adjudicate it bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection,  relief,  or composition  of  BBI  or  its  debts under  any  law  relating  to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of  a receiver, trustee, custodian or other similar official for it or for substantially all of its property; or (iii) BBI shall take any corporate action to  authorize  any  of  the  actions  set  forth  in Section 6.3 (b).

6.4                                 Effect of Expiration or Termination.  Upon expiration or termination of this Agreement:

(a)  the Research Program shall terminate effective as of the expiration or termination date; and

(b)  unless the Parties have entered into a separate agreement for disposition of the Loaned Equipment on mutually acceptable terms, it shall be returned to ArQule upon the expiration or earlier termination of this Agreement.

6.5                                 Survival.  Expiration or earlier termination of this Agreement shall not affect the rights and obligations of the Parties accrued prior to expiration or termination (or the remedies of the Parties otherwise available at law or in equity in relation to such rights and obligations).  The following provisions shall survive indefinitely if no shorter period is provided for in such provision: Sections 3.1, 3.2, 4.1, 4.2, 4.3(b), Article 5, Sections 6.4, 6.5 and 6.6, Article 7 and Sections 9.2, 9.5 and 9.12.

6.6                                 Completion of Work in Progress.  Notwithstanding termination of this Agreement, Research Program, BBI and ArQule shall cooperate to bring the Research Program to an orderly conclusion including completing as much of the work in progress as is reasonably practicable and collecting, summarizing and recording results and conclusions therefrom, and BBI shall be compensated in accordance with Appendix B for work performed in accordance with Appendix A and on a time and materials basis for any work performed in excess of the work contemplated under Appendix A.

ARTICLE 7

INDEMNIFICATION

7.1                                 General Indemnification. BBI shall, to the fullest extent permitted by law, indemnify, defend and hold harmless ArQule and any parent, subsidiary or sibling entity of ArQule and their respective shareholders, directors, officers, employees, agents, contractors, successors and assigns (“Indemnified Parties”) from and against any and all suits, actions, legal or administrative proceedings, claims, liens, demands, damages, liabilities, losses, costs, fees, penalties, fines and expenses (including attorneys’ fees and expenses and costs of investigation, litigation and settlement) (“Damages”), directly or indirectly arising out of or connected with (i) the actual or alleged breach of BBI’s representations, warranties or covenants contained herein; (ii) injury to or death of persons (including BBI’s employees) and damage to or destruction of property caused by the actions or inaction of BBI’s officers, employees, agents, contractors; or (iii) BBI’s disclosure to ArQule (except for disclosure which has been approved by ArQule or as is otherwise necessary under Section 4 of this Agreement) or infringement or misappropriation in the conduct of the Research Program, of any Intellectual Property of a third party, whether or intentional, willful, inadvertent or otherwise except to the extent that those Damages have been caused by the gross negligence or willful misconduct of such Indemnified Parties as determined by a court of competent jurisdiction in a final and non-appealable decision or in a binding settlement between the Parties.  Indemnification shall not be the exclusive remedy of ArQule for Damages but shall, whenever possible, be cumulative, in addition to, and not in lieu of any other remedies available at law or in equity.

ARTICLE 8

WARRANTIES OF BBI

8.1                                 BBI Representations.  BBI represents and warrants to ArQule that:

(a)  BBI is a duly organized and validly existing corporation in good standing under the laws of the jurisdiction in which it is organized and has all requisite corporate power and authority for the ownership and operation of its properties and for the carrying on of its business as now conducted and as now proposed to be conducted.  BBI is duly licensed or qualified and in good standing as a foreign corporation authorized to do business in Massachusetts and in each other jurisdiction in which the nature of the business transacted by it or the character of the properties owned or leased by it requires such licensing or qualification, unless the failure to so qualify does not and will not have a material and adverse effect on the business operations or financial condition of BBI.

(b)  BBI has all necessary corporate power and has taken all corporate action required to make this Agreement and any other agreements and instruments executed in connection herewith the valid and enforceable obligations of BBI.

(c)  All authorizations, consents, approvals, licenses, permits, registrations or exemptions from filing with any governmental department, commission, board, bureau, agency or instrumentality necessary for the performance by BBI of its obligations under this Agreement shall have been obtained prior to, and shall be effective as of, the Effective Date, or shall be obtained promptly thereafter but in any event prior to BBI’s conduct of the activities necessitating such governmental consents, approvals, licenses, permits and registrations.  BBI shall maintain in all material respects during the Term, all such governmental consents, approvals, licenses, permits and registrations.

(d)  BBI has the full power and right to grant to ArQule the rights granted under this Agreement, and has not granted and shall not grant any rights to any Third Party that are inconsistent with the rights granted to ArQule under this Agreement.

(e)  BBI will not use in connection with the Research Program any funds, equipment, or similar resources received through grants, awards, or contracts from any Third Party without the prior written consent of ArQule.

(f)  The Research Program shall be carried out in accordance with prevailing industry standards in a timely manner by personnel of BBI with the requisite skills, expertise and experience and with Applicable Laws and Regulations.  BBI will not disclose to ArQule (except for disclosure which has been approved by ArQule or as is otherwise necessary under Section 4 of this Agreement), or intentionally or willfully infringe or misappropriate in the conduct of the Research Program, any Intellectual Property of a third party.

Upon execution of this Agreement, BBI shall provide ArQule with an opinion of its counsel, Wilmer Cutler Pickering Hale and Dorr LLP, in the form of Appendix E hereto.

8.2                                 ArQule Representations.  ArQule represents and warrants to BBI that ArQule has all necessary corporate power and has taken all corporate action required to make this Agreement and any other agreements and instruments executed in connection herewith the valid and enforceable obligations of ArQule.

ARTICLE 9

MISCELLANEOUS

9.1                                 Independent Contractors.  Each of the Parties shall be furnishing its services hereunder as an independent contractor.  This Agreement shall not create any association, partnership or joint venture between the Parties or an employer-employee relationship.  No officer, employee, agent, servant, guarantor or fiduciary of either Party shall be, or shall be deemed to be, the officer, employee, agent, servant, guarantor or fiduciary of the other Party by virtue of this Agreement, and each Party shall be solely and entirely responsible for its acts and the acts of its officers, employees, agents, and servants.  Neither Party shall have or represent itself as having authority to create any obligation or duty in the name of or on behalf of the other Party.  This Agreement is not intended to benefit any Person other than the Parties hereto and no Third Party shall have any right to enforce this Agreement or obtain any remedy for its breach.

9.2                                 Governing Law.  This Agreement shall be construed and interpreted under and in accordance with the laws of the Commonwealth of Massachusetts without regard to its conflicts of laws provisions.  All suits, claims or other causes of action arising out of or relating to this Agreement shall be brought in a state or federal court sitting in the Commonwealth of Massachusetts and each Party hereby consents to the exclusive jurisdiction and venue of such court in that event.  In any proceeding arising out of or in connection with the terms of this Agreement, the prevailing Party, in addition to any other remedies that may be awarded, shall be entitled to recover from the other Party its reasonable attorneys’ fees and expenses and costs of investigation, litigation and settlement.  No action taken or right exercised by a party under this Agreement shall in any manner act as an election or limitation upon its remedies and rights otherwise provided under this Agreement or at law or in equity.

9.3                                 Insurance.  ArQule and BBI shall each obtain and maintain during the Term insurance with coverages and policy amounts commercially reasonable for their respective businesses.  Upon request, each will provide the other with evidence of such insurance.

9.4                                 Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.  This Agreement may be executed by facsimile.

9.5                                 Notices.  In any case where any notice or other communication is required or permitted to be given hereunder, such notice or communication shall be in writing and sent by overnight express or registered or certified mail (with return receipt requested) and shall be sent to the following address (or such other address as either Party may designate from time to time in writing):

If to ArQule:

ArQule, Inc.

19 Presidential Way

Woburn, MA 01801

Telephone: (781) 994-0300

Telefax: (781) 994-0587

Attention:  President and Chief Executive Officer

Copy to:  General Counsel

If to BBI:

Boston Biomedical, Inc.
333 Providence Highway

Norwood MA

Telephone:  (781) 278-0900

Telefax:  (781) 762-9863
Attention:  President and Chief Executive Officer

Copy to:  Michael D. Bain

Hale and Dorr Venture Group

Bay Colony Corporate Center

1100 Winter Street

Waltham, MA 02451

Telephone:  (781) 966-2027

9.6                                 Assignment; Binding Effect.  This Agreement shall not be assigned or delegated, in whole or in part, by either Party without the prior written consent of the other Party which shall not be unreasonably withheld, delayed or conditioned and any attempted assignment without such consent shall be null and void.  Notwithstanding the preceding sentence, either party may assign, without the prior written consent of the other party, all (but not less than all) of its rights and delegate all (but not less than all) of its obligations under this Agreement to (i) any entity that is a purchaser or other successor in interest to all or substantially all of the business or assets of such Party or (ii) to an affiliate of such Party; provided, however, that notwithstanding any such assignment and delegation to an affiliate, the assigning and delegating party shall remain primarily, jointly and severally liable for the performance by such affiliate of this Agreement.  This Agreement shall be binding upon the successors and permitted assigns of the Parties.

9.7                                 Entire Agreement.  This Agreement and the Appendices hereto and (when executed) the proposed sublease of premises at 333 Providence Highway, Norwood MA by and between the Parties (the “Sublease”) constitute related elements of a larger transaction and, as such, the entire and complete understanding between the parties with respect to the covered subject matter.  Such documents replace, supersede and render void any and all predecessor agreements between the parties, whether written or oral regarding such subject matter.  Neither Party has entered into this Agreement in reliance upon any representation, warranty, covenant or undertaking of the other Party that is not set forth or referred to in this Agreement or the Sublease.

9.8                                 Amendment.  This Agreement may be varied, amended or extended only by the written agreement of the Parties acting through their respective duly authorized officers or representatives, specifically referring to this Agreement.

9.9                                 Severability.  If any provision of this Agreement or the application thereof is held by any court of competent jurisdiction to be invalid, illegal or unenforceable, such invalidity shall not affect the other provisions of this Agreement, the enforceability of this Agreement as a whole or the enforceability of such provision in other jurisdictions to the extent permitted by law.  In such event, the Parties shall promptly negotiate in good faith a lawful, valid and enforceable provision that is as similar to the invalid provision as may be possible.

9.10                           No Waiver of Rights.  No waiver by any party of any obligation under this Agreement, or of any breach thereof, shall constitute a continuing or additional waiver of such obligation or breach or of any other prior, contemporaneous or subsequent obligation or breach, whether of the same, similar or different nature.  No waiver of any obligation hereunder, or of any breach thereof, shall be effective unless in writing and signed by a duly authorized officer or representative for the Party giving the waiver.

9.11                           Force Majeure.  A Party shall be excused from performing its obligations under this Agreement if its performance is delayed or prevented by any event beyond such Party’s reasonable control, including, but not limited to, acts of God, fire, explosion, weather, disease, war, insurrection, civil strife, riots, government action, or power failure; provided that such performance shall be excused only to the extent of and during such disability.

9.12                     Headings and Interpretations.

(a)        The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

(b)  Unless otherwise specified, all references to “days” are to calendar rather than business days.

(c)  Wherever any provision of this Agreement uses the term “including” (or “includes”), such term shall be deemed to mean “including without limitation” and “including but not limited to” (or “includes without limitation” and “includes but is not limited to”) regardless of whether the words “without limitation” or “but not limited to” actually follow the term “including” (or “includes”).

(d)  The Appendices to this Agreement, and the terms and conditions incorporated in the Appendices shall be deemed integral parts of this Agreement and all references herein to this Agreement shall encompass such Appendices and the incorporated terms and conditions.

(e)  Unless otherwise explicitly stated, in the event of any conflict between the terms of the Agreement and the terms and conditions of any of the Appendices hereto, the terms of the Agreement shall prevail.

(g)  This Agreement shall be construed as if both Parties drafted it jointly, and shall not be construed against either Party as principal drafter.

9.13                           Further Assurances.  On and after the Effective Date, the Parties shall cooperate with respect to the taking of such actions, including execution and delivery of documents, instruments and amendments as the Parties may deem reasonably necessary to consummate the transactions contemplated hereby.

[The signature page follows.]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date set forth above.

ArQule, Inc.		Boston Biomedical, Inc.

By:	/s/ Stephen A. Hill	By:	/s/ Chiang J. Li

Name:	Stephen A. Hill	Name:	Chiang J. Li

Title:	President and	Title:	President and
	Chief Executive Officer		Chief Executive Officer

APPENDIX A

RESEARCH PROGRAM

Scientific Operational Deliverables

*

Project specific scientific deliverables

ARQ 171/501

*

ARQ 197

*

Manuscripts – Deliverables

•                  ARQ 501 * related studies submit to * (or equivalent) by *

•                  ARQ 171 & 501 (Second * paper) - * paper submitted to * (or equivalent) by  *, pending * approval

•                  197 *, submitted end of * to * (at least one high impact article – others can be lower in impact) – (* or equivalent)

RESEARCH PROGRAM DETAIL

	Realistic	Critical	Added Value Not Critical Path	Comments About Deliverables
	*	*	*	*
ARQ 501	*	*	*	*
	*	*	*	*

	*	*	*	*
	*	*	*	*
ARQ 171	*	*	*	*
	*	*	*	*
	*	*	*	*

ARQ	*	*	*	*

197	*	*
	*	*
	*	*	*	*
	*	*	*	*
	*	*	*	*
	*	*
	*	*	*	*
	*	*	*	*
	*	*
	*	*	*	*
	*	*	*	*
	*	*	*	*
	*	*	*	*
	*	*	*	*
	*	*	*	*
ARQ 450RP	*	*	*	*
ARQ 800RP	*	*	*	*

APPENDIX B

PAYMENT SCHEDULE

Fixed Payments:

•	Effective Date:	$	*
•	February 1, 2007	$	*
•	March 1, 2007	$	*
•	April 1, 2007	$	*
•	May 1, 2007	$	*
•	June 1, 2007	$	*
•	July 1, 2007	$	*
•	August 1, 2007	$	*
•	September 1, 2007	$	*

SUBTOTAL:			$4,265,615

Performance Payments:

•                  Submission of paper regarding first comprehensive description of ARQ 197 by * to JPET (or equivalent):  $*

•                  Submission of paper on ARQ 501 mechanism of action studies to Cancer Research (or equivalent) by *:  $ *

•                  Delivery of historical study reports to ArQule by *:  $*

•                  ARQ 171 & 501 (second mechanism of action paper) - Pharmacology and mechanistic comparability paper submitted to Cancer Research (or equivalent) by *, pending * approval:  $*

•                  Delivery of final report for concrete demonstration of ARQ 171, ARQ 501 mechanistic equivalence by *: $*

SUBTOTAL:	$700,000

TOTAL:	$4,965,615

For purposes of clarity, to the extent that any of the timelines set forth above are extended by mutual agreement of the Parties, the Performance Payment payable upon achievement of a particular milestone shall be payable to BBI upon achievement of such milestone within the applicable extended timeline.

Wire Instructions:

Check Payment Instructions:

APPENDIX C

RESOURCES FURNISHED BY ARQULE

Loaned Equipment:

Asset	Detail List	Status	Possible Surplus
4033	FACScalibur Flow Cytometer	TBD	Y
4575	Amersham Incell 1000 HCS unit	BBI	Y
4041	AKTA Explorer FLPC	BBI	Y
4033	ChemiImager 5500	BBI	Y
4231	Twister II plate handler	BBI	Y
4391	Lycor Odyssey infrared imaging system	BBI	Y
4031	5 Model 2350 VWR CO2 incubators	BBI	Y
4166	complete In vivo caging system	BBI	Y
4815	Beckman Coulter LS 6500 Liquid scintillation counter	BBI	Y
4031	Beckman Avanti J-20 High Speed Centrifuge	BBI	Y
4206	2 VWR Open Transfer Stations	BBI	Y
4030	Shimadzu UV -VIS Double Beam Spectrophotometer	BBI	Y
4032	Beckman L880 Centrifuge	BBI	Y
4050	Office Cubicles	BBI	Y
4028 & 4029	Brightfield Microscope	BBI	Y
4634	VETSCAN HMII HEMATOLOGY SYSTEM	BBI	Y
4754	BECKMAN COULTER, SW-28 ROTOR	BBI	Y
4126	Olympus Microscope with Pixellink camera	BBI	Y
4031	2 Baker SterilGard Biosafety Cabinet Model SG-400 (2)	BBI	Y
4028 & 4029	Rainin Instruments - Pipetmen (various)	BBI	Y
4417	2 Model 2350 VWR CO2 incubators	BBI	Y
4435	Model 2350 VWR CO2 Incubator	BBI	Y
4696	Locus Animal Data Management Software	BBI	Y
4032	BIO-RAD 60-well 0.5ml GeneAmp PCR System 9700	BBI	Y
4031	Market Forge Autoclave Sterilizer w/ temperature control and 29” stand	BBI	Y
4031	2 Baker SterilGard Biosafety Cabinet Model SG-600	BBI	Y
4031	3 Olympus CK2 Binocular Inverted Microscope	BBI	Y
4246	Type 90 Ti ULTRACENTRIFUGE ROTOR	BBI	Y
4443	ULTIMA -86 UPRIGHT FREEZER	BBI	Y
4614	Amersham INCELL 1000 Software	BBI	Y
4127	Lab table system	BBI	Y
4032	REVCO - 80C Freezer	BBI	Y
4774	Brinkman Autoclave	BBI	Y
4618	ANIGARD II CLEAN BENCH ANIMAL TRANSFER STATION	BBI	Y
4515	2-D Gel apparatus	BBI	Y
4028 & 4029	Lab table system	BBI	Y
4032	Xray Film Processor	BBI	Y
4408	ALLEGRA X-22R CENTRIFUGE	BBI	Y
4033	Beckman GPR Benchtop centrifuge	BBI	Y
4032	Baker SG-400 BioSafety Cabinet	BBI	Y

4186	Rotary enviromental shaker	BBI	Y
4148	Stratagen Robocycler PCR machine	BBI	Y
4032	BIO-RAD Electrophoresis system	BBI	Y
4031	Beckman GS-6R Benchtop centrifuge	BBI	Y
4418	REVCO - 80C Freezer	BBI	Y
4032	Baker SG-600 BioSafety Cabinet	BBI	Y
4031	Savant Speed Vac w/vacuum pump	BBI	Y
4107	Model 2350 VWR CO2 Incubator	BBI	Y
4025	4 office desk systems	BBI	Y
4407	Beckman JA-10 rotor	BBI	Y
4028 & 4029	Rotary Evaporator - Buchi	BBI	Y
4205	PuriCare* Bedding Disposal Station, Labconco*	BBI	Y
4411	Eppendorf Model 5417R (Refrigerated) Centrifuges	BBI	Y
4031	Orbital Environ Shaker Model 3527, CSA 120V	BBI	Y
4031	Baker SterilGard Biosafety Cabinet Model SG-400	BBI	Y
4030	Molecular Devices Versamax Turntable Microplate Reader	BBI	Y
4031	Beckman Refrigerated Benchtop Centrifuge model GPR	BBI	Y
4412	ALLEGRA X-12R Centrifuge	BBI	Y
4028 & 4029	Microscope	BBI	Y
4025	7 Office desk systems	BBI	Y
4032	Water Still	BBI	Y
4032	Labconco Fume Hood model 2247300	BBI	Y
4032	HydroTech Gel Dryer System w/ pump	BBI	Y
4031	Beckman rotor model JA-20	BBI	Y
4034	Fume Hood Installation	BBI	Y
4028 & 4029	Eppendorf microcentrifuge	BBI	Y
4033	Mettler Gram Balance	BBI	Y
4032	Sonicator	BBI	Y
4031	Beckman rotor model JA-14	BBI	Y
4028 & 4029	Mini-Protean 3 electrophoresis cell & trans-blot cell	BBI	Y
4030	Fisher Waterjacketed CO2 Incubator	BBI	Y
4031	Buchi rotary evaporator model R-114C	BBI	Y
4028 & 4029	VWR Ependorf microcentrifuge Model 5415D	BBI	Y
4028 & 4029	VWR Ependorf microcentrifuge Model 5415D	BBI	Y
4033	Stratalinker	BBI	Y
4028 & 4029	VWR Ependorf Centrifuge Model 5415C, Brinkman	BBI	Y
4032	Various Pipets	BBI	Y
4028 & 4029	Hydrogenation Apparatus 500 mL	BBI	Y
4028 & 4029	Bio-Rad Transblot System	BBI	Y
4031	Mettler gram balance, model AB104	BBI	Y
4026	Computer Laptop (Skip’s Dell System)	BBI	Y
4026	Data Projector 800x600 SVGA w/remote	BBI	Y
4028 & 4029	Dreiding Stereomodels	BBI	Y

4032	Radioscope Monitors, Pancake Probe	BBI	Y
4026	Computer Dell Optiplex GX240, Pentium IV(2)	BBI	Y
4033	Lab Tables - Animal room	BBI	Y
4028 & 4029	Lab Table with epoxy resin benchtop (3)	BBI	Y
4025	Used Steelcase Workstations (3)	BBI	Y
4028 & 4029	Rotary Evaporator -Buchi, R-3000	BBI	Y
4025	Used Haworth Workstations (4)	BBI	Y
4025	Global File Cabinets (3)	BBI	Y
4032	Isolation System (2)	BBI	Y
4033	Isolation systems (2)	BBI	Y
4028 & 4029	2 Door Refrigerator - VWR Scientific	BBI	Y
4031	Dry Bath Incubator (2)	BBI	Y
4032	5-shelf Rack with casters (2)	BBI	Y
4032	5-shelf Rack with casters (2)	BBI	Y
4028 & 4029	Bio-RAD mini-protein 3 system	BBI	Y
4028 & 4029	Vacuum Pump 7.4 CFM MDL M12C - Fisher	BBI	Y
4026	Computer ADS Pentium III 550	BBI	Y
4026	Computer ADS Pentium III 550	BBI	Y
4028 & 4029	Taylor Wharton LN2 Dewar 35VHC	BBI	Y
4031	Taylor Wharton LN2 Dewar 35VHC	BBI	Y
4028 & 4029	VWR Scientific Incubator - Model 2005	BBI	Y
4025	4003 Arnot Black Leather Chairs (18)	BBI	Y
4026	Dell Optiplex GX50 (3) w/17” monitors & MS Office Pro	BBI	Y
4033	Work Tables (2)	BBI	Y
4026	Computer Dell Latitude C610 Notebook	BBI	Y
4032	Solvent Storage Cabinet	BBI	Y
4031	Mettler gram balance, model PB1502	BBI	Y
4028 & 4029	CEN-MED C-Max 100, Binocular Microscope	BBI	Y
4026	Computer Dell Latitude Notebook	BBI	Y
4028 & 4029	VWR benchtop centrifuge, model 340pH/mVc	BBI	Y
4031	VWR Incubator, 2.6 CF	BBI	Y
4028 & 4029	Hotpoint 18 cu.ft. refrigerator freezers (2)	BBI	Y
4028 & 4029	VWR power supply apparatus 500V E-C	BBI	Y
4031	Eppendorf Microfuge model 5415C w/ rotor	BBI	Y
4031	Eppendorf Microfuge model 5415C w/ rotor	BBI	Y
4032	Incubator Isotemp, 2.5 cu ft model 625D	BBI	Y
4026	Computer Dell Latitude C610 Notebook Pentium III	BBI	Y
4025	Used Steelcase Workstations (2)	BBI	Y
4026	Dell Optiplex GX50 w/17” flat panel monitor	BBI	Y
4032	Dissolved Oxygen Meter	BBI	Y
4026	Dell Optiplex GX50 (3)	BBI	Y
4033	Lab Chairs	BBI	Y
4026	Printer - HP Laserjet 2100tn/3200	BBI	Y
4026	Printer - HP Laserjet 2100tn/3200	BBI	Y

4028 & 4029	Fisher Lab Rotator	BBI	Y
4033	GE Hotpoint Refrigerator/freezer 22 cu. Ft.	BBI	Y
4028 & 4029	Glassware Cart	BBI	Y
4031	Unitherm Hybridization Oven Model	BBI	Y
4028 & 4029	Silver Recovery Floor Mount	BBI	Y
4028 & 4029	Sanyo -30C Upright Freezer	BBI	Y
4030	Scotsman Ice Maker	BBI	Y
4026	Dell desktop Optiplex computers (2) w/monitors	BBI	Y
4026	Dell Optiplex GX50 desktop computers (3)	BBI	Y
4028 & 4029	DNA Gel Box	BBI	Y
4028 & 4029	Refrigerator/freezer 18 cu. Ft.	BBI	Y
4032	Hotplate/Stirrer (3)	BBI	Y
4033	Orbital shaker	BBI	Y
4032	Epoxy work surface	BBI	Y
4025	8’ Oak Conference Table w/display board	BBI	Y
4028 & 4029	Phenomenex analytical column	BBI	Y
4026	Keurig coffee maker	BBI	Y
4030	Heraeus Instruments Biofuge PICO	BBI	Y
4028 & 4029	Power Pac	BBI	Y
4028 & 4029	Lab Table with epoxy resin benchtop (1)	BBI	Y
4025	Dining Tables (3) with 15 chairs	BBI	Y
4032	Mini Vortexer (3)	BBI	Y
4033	Joule Box mini gel Electrophoresis system	BBI	Y
4033	Fisher Mini-Vortexer	BBI	Y
4031	VWR Orbital Shaker	BBI	Y
4030	Precision Scientific 280 Series Waterbath(2)	BBI	Y
4030	Pipettes (6) with stand	BBI	Y
4030	Corning PC 310 Stirrer/Hotplate (2)	BBI	Y
4025	Spets Hon Tiempo Iron Guest Chairs (6)	BBI	Y
4025	Reception Chairs (4)	BBI	Y
4028 & 4029	Fisher Labquake Tube Shaker	BBI	Y
4028 & 4029	Fisher Labquake Tube Shaker	BBI	Y
4028 & 4029	Fisher Scientific Optic Illuminator	BBI	Y
4026	Shredder	BBI	Y
4025	Bookcase (Chiang’s office)	BBI	Y
4030	Beckman 310 PH Meter, 12 PH/ISE Meter, & 34 PH Meter	BBI	Y
4025	2-Drawer Lateral File Cabinet (2)	BBI	Y
4028 & 4029	Fisher Colony Counting System	BBI	Y
4026	Printer - HP Laserjet 2200D	BBI	Y
4028 & 4029	GE Undercounter Refrigerator	BBI	Y
4032	Gesswein Sonicator	BBI	Y
4026	Cyclis corporate graphics	BBI	Y

4025	4 Drawer Lateral File Cabinet	BBI	Y
4025	4 Drawer Lateral File Cabinet	BBI	Y
4032	Labquake Shaker, large with double deck tray	BBI	Y
4028 & 4029	Beta Storage box	BBI	Y
4030	Whirlpool refridgerator/freezer	BBI	Y
4026	Whirlpool refridgerator/freezer	BBI	Y
4028 & 4029	GE Undercounter Freezer	BBI	Y
4028 & 4029	Dishwasher	BBI	Y
4025	Spets Hon Tiempo Iron Guest Chair (3)	BBI	Y
4032	Waterbath (2)	BBI	Y
4025	Steelcase Guest Chairs (3)	BBI	Y
4028 & 4029	Frigidaire 5 cu ft Freezer	BBI	Y
4030	Kenmore Refrigerator/Freezer (2)	BBI	Y
4025	8’ Racetrack Conference Table	BBI	Y
4025	Global Task Lab Chairs	BBI	Y
4032	Nylon cart cover (2)	BBI	Y
4026	Dell 19” monitors (2) (Y. Li & X. Sun)	BBI	Y
4026	Dell 17” monitors (3)	BBI	Y
4026	Monitors (3)	BBI	Y
4025	Reception Tables (Jordan’s)	BBI	Y
4030	Precision Scientific 185 Series Waterbath and VWR waterbath	BBI	Y
4025	Oak Framed White Boards (4)	BBI	Y
4026	Polycom Conference Phone Unit	BBI	Y
4026	Polycom Conference Phone Unit	BBI	Y
4030	Beckman #PHI40 PH Meter	BBI	Y
4025	Supply Cabinet	BBI	Y
4026	IBM Typewriter	BBI	Y
4025	Trave Chrome Conference Table w/ glass top	BBI	Y
4028 & 4029	GE Hotpoint Refrigerator/freezer 1.7 cu. Ft.	BBI	Y
4030	IKA Labortechnik Ret Basic Temp Gauge	BBI	Y
4025	Jesper 302S 36” Cherry Bookcase	BBI	Y
4030	Precision #180 Molecular Biology Water Bath	BBI	Y
4025	Steelcase wheeled chairs (5)	BBI	Y
4030	Bellco Glass Inc. hot shaker	BBI	Y
4026	NEC monitor (B. Dahlberg)	BBI	Y
4025	Haworth Pedestal File Cabinet	BBI	Y
4026	Fireproof Safe	BBI	Y
4030	GE microwave	BBI	Y
4026	GE microwave	BBI	Y
4026	Overhead Projector	BBI	Y
4227	4227-GENE PULSAR	BBI	Y

Background Technology:

ARQULE #	TITLE	US PATENT NO.	APPLICATION NO.
AQ0101	Treatment of Human Prostate Disease	6,245,807
AQ0102	Method and Composition for Treatment of Cancer	6,875,745 6,664,288
AQ0103	Method of Treating Hematologic Tumors and Cancers	7,070,797
AQ0104	Synthesis of Beta-Lapachone and its Intermediates	6,458,974
AQ0105	Pharmaceutical Compositions containing Beta Lapachone, or Derivatives or Analogs Thereof, and Methods of Using Same	6,962,944 7,074,824
AQ0106	Novel Lapachone Compounds and Methods of Use Thereof		10/528295
AQ0107	Novel Lapachone Compounds and Methods of Use Thereof		10/810260
AQ0108	Method of Treating Cancers		10/726467
AQ0109	Compositions for Modulation of SKP2 and Methods for Screening for Same		10/793387
AQ0110	Use of Beta-Lapachone for Treating or Preventing Cancer		10/846980
AQ0111	Compositions and Methods for Treatment of Cancer		11/350,335
AQ0112	Compositions for Modulations of PARP and Methods for Screening for Same		11/328993
AQ0113	Novel Lapachone Compounds and Methods for Use Thereof		US2006/032660
AQ0114	Novel Lapachone Compounds and Methods for Use Thereof		US06/20780
AQ0115	Methods and Compositions for Modulating CHK2 and Methods		11/364609

ARQULE #	TITLE	US PATENT NO.	APPLICATION NO.
for Screening for Same
AQ0116	Activated Checkpoint Therapy and Methods of Use Thereof		10/622,854
AQ0117	Beta-Lapachone is a Broad Spectrum Anti-Cancer Agent		11/060,746
AQ0118	Inhibitors of P38 and Methods of Using the Same		10/556,161
AQ0119	Method of Treating Cancers		11/062,875
AQ0120	Method of Treatment of Colon Cancer		11/060,748
AQ0121	Method of Treatment of Lung Cancer		11/068,459
AQ0122	Method of Treatment of Pancreatic Cancer		11/060,747
AQ0123	Methods of Protecting Against Radiation Injury		10/995,565
AQ0124	Quinone Prodrug Compositions and Methods of use		11/201,170
AQ0125	Pharmaceutical Compositions of Beta-Lapachone and Beta-Lapachone Analogs with Improved Tumor Targeting Potential		11/201,097
AQ0126	Synthesis of Imidazooxazole and Imidazothiazole Inhibitors of p38 Map Kinase		US2005/037390
AQ0127	Treatment of Hematologic Tumors and Cancers with Beta-Lapachone, a Broad Spectrum Anti-Cancer Agent		11/060,744
AQ0128	Inhibitors of P38 and Methods of Using the Same		US2005/024441
AQ0129	RAF Inhibitors and Their Uses		60/792,314
AQ0130	Novel Lapachone Compounds and Methods for Use Thereof		60/808861 60/839361

Proprietary Materials:  [TBD]

APPENDIX D

LICENSES REQUIRING CONSENT

1. Tet On License from IP Merchandisers  - Required by BBI

2. InCell Corporation License Agreement for Cell Lines  - Required by BBI

3. Brookhaven Science Associates, LLC License (March 2006) – [TBD]

APPENDIX E

FORM OF LEGAL OPINION